Exhibit 99.2

ERF Wireless Closes on $3 Million Cash in Non-Core Network Asset Divestiture

Gas Revenues Proceeds to Be Utilized in Aggressively Accelerating Growth of Oil and

LEAGUE CITY, TX--(Marketwire - 02/16/11) - ERF Wireless Inc. (OTC.BB:ERFW - News), a leading provider of enterprise-class wireless broadband products and services, announced today that it has completed the closing and funding against the Definitive Asset Purchase Agreement executed on February 10, 2011, with KeyOn Communications Holdings Inc. (OTC.BB:KEYO - News) to sell two of its non-core WISP/wireless broadband networks. ERF received total consideration of $3 million in cash and 100,000 shares of KeyOn common stock. The two ERF Wireless networks that were sold are the Central Texas network west of Austin and the smaller North Texas network in Granbury.

Dr. H. Dean Cubley commented, "I want to personally thank all of our Central and North Texas employees for the support to our customers in these markets and the value that they have created for our shareholders since we acquired these network assets several years ago. As our focus has migrated away from being solely a WISP to a WISP having multiple vertical markets, we have had to adjust our assessment of our own networks for the long-term benefit of our shareholders. We are very pleased to announce closing on this sale of a limited portion of our WISP networks as part of our plan to rapidly expand our higher-margin vertical markets and to improve our overall corporate posture. Our primary allocation of the initial cash proceeds will be to provide aggressive growth for our oil and gas vertical subsidiary, Energy Broadband."

John Nagel, CEO of Energy Broadband, commented, "The sale of these networks will allow us to strategically redeploy capital to our higher-return, oil and gas related networks. We plan to utilize the proceeds from the divestiture to accelerate network expansion in Texas's Permian Basin and Eagle Ford Shale plays as well as North Dakota's Bakken Oil Shale. Oil and gas operators have accelerated their drilling programs in these areas by as much as 40% and are planning for additional increases in 2011 and 2012. Details regarding the accelerated rate of new drilling permits in these oil plays are being widely reported throughout the industry on a weekly basis. Oil field infrastructure such as pipelines and processing facilities are also being developed and will also require our higher-capacity broadband networks for advanced monitoring and control applications and improved customer safety standards."

Nagel went on to say, "We look forward to working with KeyOn Communications management and operational personnel, as they will continue to play a partnership role in our efforts moving forward based on us also having executed a Master Services Agreement ('MSA') as a component of the sale. The MSA allows Energy Broadband to capitalize on the use of KeyOn's networks across 4 of the 11 states where they currently have networks and operations in oil and gas territories; with the initial focus in Texas and Kansas."

For more information regarding Energy Broadband's full range of communication products and capabilities for the oil and gas industry as well as our current and projected areas of coverage, including the Eagle Ford Shale, potential customers should contact our sales staff at 888-770-7052. A new coverage map showing both existing and planned Energy Broadband wireless coverage in Texas, New Mexico, Oklahoma, Louisiana, Arkansas, Wyoming and Colorado may be accessed at http://www.erfwireless.com/oil_gas_map_big.html.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of Energy Broadband Inc., ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

About KeyOn Communications Holdings Inc.

KeyOn Communications Holdings Inc. (OTC.BB:KEYO - News) is one of the largest providers of wireless broadband, satellite and voice over Internet protocol (VoIP) services in the United States, primarily targeting underserved markets with populations generally less than 50,000. KeyOn offers broadband services with VoIP and satellite video services to both residential and business subscribers across 11 Western and Midwestern states. Through a combination of organic growth and acquisitions, KeyOn has expanded its network footprint to reach approximately 55,000 square miles and cover over 2,800,000 people, as well as small-to-medium businesses. With its successful track record of acquiring companies through its Rural UniFi initiative and growth of its overall subscriber base, KeyOn is one of the leading wireless broadband companies in the United States. Management intends to drive subscriber growth through additional acquisitions as well as organic growth across the company's expanding footprint by offering bundled services including broadband, video, VoIP and related valuable services such as the Bullseye Club. The company also intends to opportunistically build mobile and/or nomadic WiMAX networks in and around its market footprint. More information on KeyOn can be found at http://www.keyon.com. Companies interested in participating in Rural UniFi can visit www.keyon.com/ruralunifi.html.

Forward-looking statements in this release regarding ERF Wireless Inc. and its wholly owned subsidiary Energy Broadband Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:

ERF Wireless Inc.
Clareen O'Quinn
281-538-2101 ext. 113
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